Exhibit 10.5
May 13, 2018

Leena Das-Young
15638 Via Santa Pradera
San Diego, CA 92131

Dear Leena:

On behalf of Guardant Health, Inc. (the “Company”), I am pleased to offer you the position of General Manager and Chief Lunar Officer for the Company working in our office located at 505 Penobscot Dr., Redwood City, CA. You will be working under the guidance of and reporting to AmirAli Talasaz, President & COO.
When you join Guardant Health, you will be an exempt salaried employee. Your initial base salary will be $398,000 less applicable deductions and withholdings, which will be paid semi-monthly in accordance to the Company’s normal payroll procedures. As an exempt employee, you will not be entitled to payment of overtime.

Bonus: You are eligible to participate in the yearly Incentive Compensation bonus plan, and your target bonus is up to 35% bonus of your base salary. This is payable each year and contingent upon factors including individual and Company performance. Your initial annualized bonus target amount will be prorated from your hire date (subject to the satisfactory achievement of the above stated objectives).
Sign On: You will receive a one-time signing bonus of $120,000 subject to applicable taxes, payable on your first or second payroll date. Please note that if you voluntarily terminate your employment with the Company prior to completing 24 months of service, you will be required to repay the sign-on bonus on a prorated basis. It will be based upon the number of months of employment with the Company.
Stock Options: We will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 300,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest and become exercisable at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares each month thereafter on the monthly anniversary of the Vesting Commencement Date. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2012 Stock Plan (the “Plan”) and the Stock Option Agreement between you and the Company, including but not limited to a “lock-up” provision and a right of first refusal in favor of the Company. The Company will also recommend to the Board of Directors that your Stock Option Agreement be approved to contain standard double trigger acceleration similar to that of other executives in the Company. This will include the following definition of “Constructive Termination”. “Constructive Termination” shall mean (1) any reduction of your base compensation without your written consent (except an equal, across-the-board reduction in the compensation of all similarly-situated employees of the Company or the surviving entity that is approved by the board of directors); or (2) a requirement that you relocate by more than 50 miles.

Relocation: We are offering you a one-time relocation payment of$250,000 to assist with your move from San Diego to the Bay Area (including to cover any realtor fees you incur upon sale of your home), subject to applicable taxes, payable promptly following your start date.   Your move must be completed by December 31st, 2018 and should be considered part of a “permanent move.”    If before the completion of two years of employment, you voluntarily leave Guardant Health, you must repay to Guardant health the relocation payment. The percentage of relocation payment to be repaid is based on the following schedule:

100% if employed for less than 12 months
75% if employed for between 12 months but less than 15 months
50% if employed between 12 months but less than 18 months
25% if employed between 18 months but less than 24 months

Paid Time Off: You will be eligible to accrue paid time off of 15 days for your first year and then 20 days from your first anniversary, accrued per pay period. Details of our paid time off policy will be provided in our Company’s handbook.
Group Benefits Plans: You will be eligible to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental, vision and life insurance, subject to any eligibility requirements imposed by such plans. Eligibility for these plans will start on your first day of employment. Details of the plans will be provided prior to your start date and you will be able to select benefits during your first 30 days of employment.
Confidentiality Agreement: Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to your Start Date.
Work Authorization: This offer is contingent upon your obtaining the requisite employment authorization. If you require assistance obtaining work authorization or transferring a visa, please contact Gail Jacobs (gjacobs@guardanthealth.com) to initiate the process with our attorneys. The Company will submit a petition on your behalf to obtain employment authorization, as well as file visa applications for your immediate dependent family members. The Company will pay the legal fees and costs related to these filings. Because the number of work visas available each year is limited by the U.S. Government, Guardant Health reserves the right to withdraw or suspend this offer of employment if it is not able to obtain work authorization for you in a reasonable period of time. Please note that if you currently have employment authorization such as practical, curricular or academic training (F-1 or J-1) you must contact us before beginning employment.
Federal immigration law requires that we verify your right to work legally in the United States. You will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
Your offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company.  By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge. Please make sure to fill out the necessary forms as soon as you receive them.
Lastly, we pride ourselves having a supportive and open environment, however, as a Guardant Health employee, you will be expected to abide by the Company rules and standards. You will be required to read and sign the ‘Acknowledgment of Receipt’ from the Guardant Health Employee Handbook.

No Conflicting Obligations: By accepting this offer of employment, you understand and agree that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to Guardant Health, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer (to the extent you have any such obligations) and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
General Obligations: Guardant Health is proud of its culture that it’s developed and as an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that we are an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, family care status, marital or domestic partner status, veteran or military status, mental or physical disability or legally protected medical condition, genetic information, sexual orientation, gender identity, gender expression, pregnancy, childbirth or related medical condition, or any other status protected by applicable law.
At Will Employment: Guardant Health is excited about your joining and looks forward to a mutually beneficial relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason without further obligation or liability. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the final and entire agreement as to how your employment may be terminated and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company that expressly changes your at-will status.
This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws and provisions.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the offer, please sign and date this letter in the space provided below and return it to me May 14, 2018. We request that you begin full-time work in this new position on June 18, 2018.

Leena, we are very excited about having you join Guardant Health and look forward to working with you.

Very truly yours,
Guardant Health, Inc.

/s/ Amelia Merrill
Amelia Merrill, VP of People
ACCEPTED AND AGREED:
Leena Das-Young

/s/ Leena Das-Young
Signature

May 13, 2018
Date

Attachment A: Confidential Information and Invention Assignment Agreement